Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Media Relations: Sheri Woodruff 610-893-9555 Office 609-933-9243 Mobile swoodruff@tycoelectronics.com	Investor Relations: John Roselli 610-893-9559 Office john.roselli@tycoelectronics.com Keith Kolstrom 610-893-9551 Office keith.kolstrom@tycoelectronics.com

TYCO ELECTRONICS NAMES JOHN VAN SCOTER
TO COMPANY'S BOARD OF DIRECTORS

PEMBROKE, Bermuda—Nov. 25, 2008—Tyco Electronics Ltd. (NYSE: TEL; BSX: TEL) today announced that it has named John Van Scoter to its Board of Directors, effective Dec. 1. Van Scoter, 46, is senior vice president of Texas Instruments Incorporated—a global semiconductor company with manufacturing, design and sales operations in more than 25 countries. During his 25-year career at Texas Instruments, Van Scoter has also served as general manager of the company's DLP® Products and DSP Applications divisions, as well as manager of product development and engineering, a product engineer and a technical sales engineer. Van Scoter holds a bachelor's degree in mechanical engineering from the University of Vermont.

According to Tyco Electronics Chief Executive Officer Tom Lynch, "John brings an extensive background in technology and business management and will be a valuable addition to our board."

ABOUT TYCO ELECTRONICS

Tyco Electronics Ltd. is a leading global provider of engineered electronic components, network solutions, undersea telecommunication systems and wireless systems, with 2008 sales of US$14.8 billion to customers in more than 150 countries. We design, manufacture and market products for customers in industries from automotive, appliance and aerospace and defense to telecommunications, computers and consumer electronics. With nearly 8,000 engineers and worldwide manufacturing, sales and customer service capabilities, Tyco Electronics' commitment is our customers' advantage. More information on Tyco Electronics can be found at http://www.tycoelectronics.com/.

DLP is a registered trademark of Texas Instruments.

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